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                                                                     Exhibit 3.1

                                                                  FILE # 2484770
                                                                     NOV 2, 2001
                                                                in the office of
                                                       Dr. Harriet Smith Windsor
                                                     Delaware Secretary of State

                              AMENDMENT TO RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              IBS INTERACTIVE, INC.

         IBS INTERACTIVE, INC., a Delaware corporation (the "Corporation"), acting through the undersigned, Roy E. Crippen, III, President and Chief Executive Officer of the Corporation, hereby certifies as follows:

         I. Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation have duly adopted the following Amendment to Restated Certificate of Incorporation by the affirmative vote of the holders of a majority of the outstanding common stock entitled to vote thereon at a meeting of the holders of common stock.

         II. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the present form of the Articles entitled First and Fourth in their entirety and by substituting, in lieu thereof, the following:

         "FIRST: The name of the corporation is Digital Fusion, Inc. (the "Corporation").

         FOURTH: The Corporation shall have the authority to issue two (2) classes of capital stock, to be designated respectively "Preferred Stock" and "Common Stock." The total number of shares of capital stock that the Corporation shall have the authority to issue is Seventeen Million (17,000,000). The total number of shares of preferred stock, par value $.01 per share (the "Preferred Stock"), that the Corporation shall have authority to issue is One Million (1,000,000). The total number of shares of Common Stock, par value $.01 per share (the "Common Stock"), that the Corporation shall have authority to issue is Sixteen Million (16,000,000).

         The Preferred Stock shall consist of One Million (1,000,000) shares. The following is a statement fixing certain of the designations and the powers, voting rights, preferences and relative, participating, optional and other rights of the Preferred Stock, and the qualifications, limitations or restrictions thereof, and of the authority with respect thereto expressly granted to the Board of Directors of the Corporation to fix any such provisions not fixed by this Amended and Restated Certificate of Incorporation.


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a.       PREFERRED STOCK

         The Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time, in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The powers, voting rights, designations, preferences and relative, participating, optional or other special rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights (collectively, the "Series Terms"), shall be such as are stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock (the "Series Term Resolution") adopted by the Board of Directors. The powers of the Board of Directors with respect to the Series Terms of a particular series (any of which powers may by resolution of the Board of Directors be specifically delegated to one or more of its committees, except as prohibited by the Delaware Corporation law) shall include, but not be limited to, determination of the following:

                  i. The number of shares constituting that series and the distinctive designation of that series;

                  ii. The dividend rate on the shares of that series, whether such dividends, if any, shall be cumulative, and, if so, the date or dates from which dividends payable on such shares shall accumulate, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  iii. Whether that series shall have voting rights, in addition to any voting rights provided, by law, and, if so, the terms of such voting rights;

                  iv. Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion upon the occurrence of such events as the Board of Directors shall determine;

                  v. Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the relative rights of priority of the shares of such series, if any, of redemption, the date or dates upon or after which the shares of such series shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  vi. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                  vii. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;


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                  viii.    The conditions or restrictions upon the creation of
indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation;

                  ix. The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation; and

                  x. Any other designation, preference, power and right and any qualification, limitation or restriction thereon as may be fixed by resolution or resolutions of the Board of Directors or by the Delaware Corporation Law.

         Any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside this Restated Certificate and the Series Terms Resolution, provided that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in this Restated Certificate or in the Series Terms Resolution.

b.       COMMON STOCK

         The Common Stock shall consist of Sixteen Million (16,000,000) shares. The powers, preferences and rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

                  (1) Voting. A holder of shares of Common Stock shall be entitled to one (1) vote for each share held. Each share of Common Stock is vested with all of the same rights and powers in all respects, including, without limitation, dividend and liquidation rights. Whenever the Corporation shall issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of such amended certificate shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of Section 242(b)(2) of the Delaware Corporation Law shall otherwise require, provided, that no share of such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

                  (2) Dividends. When and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, holders of Common Stock will be entitled to share in such dividends ratably according to the number of shares of Common Stock held by such holder, subject to the rights of the holders of shares of any series of Preferred Stock set forth in any Series Terms Resolution.

                  (3) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for the


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payment of the debts and other liabilities of the Corporation and the payment or setting aside for payment of any preferential amount due to the holders of shares of any series of Preferred Stock, the holders of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by such holders, in the remaining assets of the Corporation available for distribution to its stockholders, subject to the rights of the holders of any shares of any class of stock or series ranking on parity with the Common Stock as to payment or distribution in such event."

         IN WITNESS WHEREOF, IBS INTERACTIVE, INC. has caused this Amendment to Restated Certificate of Incorporation to be signed by its duly authorized officer this 1st day of November, 2001.



                                    /s/ ROY E. CRIPPEN, III
                                    --------------------------------------------
                                    Roy E. Crippen, III,
                                    President and Chief Executive Officer


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